EXHIBIT 99.1

Contact	Contact
Robert L. Messier, Jr.	Mark J. Blum
President & CEO	Executive Vice President & CFO
(860) 585-2117	(860) 585-2118

VALLEY BANK OPENS FOURTH BRANCH

Bristol, Connecticut - March 13, 2007 - Valley Bank opened its fourth full-service office at 888 Farmington Avenue, Bristol on March 12, 2007. The site was formerly North American Bank and more recently home to Globe Travel Service.

Robert L. Messier, Jr., President and CEO of Valley Bank, said “The branch is part of an expansion plan to bring quality community services to more people and businesses in our market. For several years, customers have been asking for a branch location in northeast Bristol. We have delivered and expect the branch will be very successful.”

The staff includes Michelle Kalanquin, Assistant Treasurer and Branch Manager, Sara Martz, Customer Service Representative and Assistant to the Manager. Kalanquin started with the Bank as a teller in 1999 and Martz has been with Valley Bank for four years and started as a teller. The balance of the team is new to Valley Bank this year: Mackenzie Eckstrom, Becky Aldi, Samantha Mewbourne and Jazmin Abreu.

Valley Bank also opened a full-service office at 98 Main Street in Southington in January 2007 and is considering locations in other towns adjacent to Bristol.

Messier continued, “We believe consumers and businesses want to do business with a local Bank and with people who make decisions locally.”

Valley Bank is a commercial bank with full service banking offices in Bristol, Terryville and Southington. For more information, visit the Bank’s website at www.valleybankct.com or call (860) 582-8868.

Valley Bank is the wholly owned subsidiary of First Valley Bancorp, Inc. The common stock of First Valley Bancorp, Inc. is quoted on the Over the Counter Bulletin Board under the symbol “FVLY”.

Statements in this news release, if any, concerning future results, performance, expectations or intentions are forward-looking statements. Actual results, performance or developments may differ materially from forward-looking statements as a result of known or unknown risks, uncertainties and other factors, including those identified from time to time in the Company’s filings with the Securities and Exchange Commission, press releases and other communications. Actual results also may differ based on the Company’s ability to successfully maintain and integrate customers from acquisitions. The Company intends any forward-looking statements to be covered by the Litigation Reform Act of 1995 and is including this statement for purposes of said safe harbor provisions. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Except as required by applicable law or regulation, the Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances that occur after the date as of which such statements are made.

This press release does not constitute an offer of securities. New England Bancshares and First Valley Bancorp have filed a registration statement, a proxy statement/prospectus and other relevant documents concerning the proposed transaction with the Securities and Exchange Commission (“SEC”). Shareholders of First Valley Bancorp are urged to read the registration statement, the proxy statement/prospectus and all other documents which will be filed with the SEC, and any amendments or supplements to those documents, because they will contain important information which shareholders should consider before making any decision regarding the merger. Shareholders of First Valley Bancorp will be mailed the proxy statement/prospectus following the SEC’s declaration of effectiveness of the related registration statement. You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information of New England Bancshares and First Valley Bancorp, at the SEC’s website (http://www.sec.gov).

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